Exhibit 5.1

September 17, 2020

VerifyMe, Inc.

75 South Clinton Avenue, Suite 510

Rochester, New York 14604

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to VerifyMe, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of (i) an aggregate of 1,259,966 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, including (a) 525,543 shares of Common Stock (“Uplist Shares”) issued upon automatic conversion of certain senior secured convertible debentures (the “2020 Debentures”); (b) 493,526 shares of Common Stock issuable upon exercise of certain outstanding warrants to purchase shares of Common Stock (the “Uplist Warrants”); (c) 40,850 shares of common stock issuable upon exercise of certain outstanding warrants to purchase shares of Common Stock (the “2020 Warrants”); (d) 154,200 shares of Common Stock (the “Shares”) issued upon cancellation of certain 2020 Warrants; (e) 15,847 shares of Common Stock issued to the placement agents for services in connection with the private placement of the 2020 Debentures and 2020 Warrants completed on March 6, 2020 (the “Private Placement”); (f) 30,000 shares of Common Stock issued to a consultant for services in connection with our Nasdaq listing; and (ii) 493,526 Uplist Warrants. The Uplist Shares, the Shares, and the shares of Common Stock issued to the placement agents of the Private Placement and the consultant of our Nasdaq listing are referred to herein collectively as the “Resale Shares,” and the shares issuable upon exercise of the Uplist Warrants and 2020 Warrants are referred to herein collectively as the “Warrant Shares.” We understand that the terms of the Uplist Warrants are governed by a Warrant Agreement, dated as of June 22, 2020, between the Company and West Coast Stock Transfer, Inc. (the “Warrant Agreement”), as the warrant agent, a copy of which has been filed as an exhibit to documents incorporated by reference into the Registration Statement.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

VerifyMe, Inc.

September 17, 2020

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, all Uplist Warrant certificates conform to the form of warrant included in the Warrant Agreement, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that (i) the Resale Shares, were duly authorized, validly issued, fully paid and non-assessable when issued; (ii) the Warrant Shares issuable upon exercise of the Uplist Warrants and 2020 Warrants have been duly authorized, and upon issuance in conformity with and pursuant to the terms and conditions of the Uplist Warrants and 2020 Warrants, and following receipt by the Company of the consideration therefor as specified in the Uplist Warrants and 2020 Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable; (iii) the Uplist Warrants constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their terms.

The opinions rendered with respect to the Uplist Warrants above are subject to (i) bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and (ii) constitutional and public policy limitations and general principles of equity (regardless of whether enforcement may be sought in a proceeding in equity or at law). In addition, we express no opinion as to: the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge; the enforceability of the governing law and forum selection provisions contained in the Uplist Warrant and Warrant Agreement; waivers of right to trial by jury, or any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, violation of securities laws, negligence or willful misconduct.

We express no opinion as to the law of any jurisdiction other than the law of the State of New York, and the applicable provisions of the Nevada Revised Statutes as currently in effect.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

VerifyMe, Inc.

September 17, 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP